Exhibit 99.1

From:  Rick James (media)
           414-221-3818
           rick.james@we-energies.com

          Colleen Henderson (analysts)
          414-221-2592
          colleen.henderson@we-energies.com

Sept. 15, 2003

Kuester to lead Wisconsin Energy Corp. generation group

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) announced today that Rick Kuester, currently senior vice president - International of Mirant Corporation and chief executive officer of Mirant Asia-Pacific Limited, has been named president and chief executive officer of We Generation, the company's electric generation group. We Generation includes the company's regulated electric generation facilities and non-utility subsidiaries We Power, Wisvest and Minergy. The appointment is effective October 13, 2003.

Kuester will succeed Richard R. Grigg, who has announced his intention to retire from the company.

"Rick Kuester brings to Wisconsin Energy an impressive list of accomplishments in the energy industry and proven leadership skills," said Richard A. Abdoo, chairman and chief executive officer of Wisconsin Energy. "His broad experience in electric generation, together with his demonstrated ability to lead and manage complex projects and work in diverse organizations, will be key in helping us achieve our long-term goals."

Kuester will report to Gale Klappa, president of Wisconsin Energy and chief executive officer of We Energies. Grigg will serve as a special advisor to Klappa on the company's Power the Future initiative until the effective date of his retirement in 2004.

Kuester holds a bachelor's degree in mechanical engineering from Auburn University and a masters degree in business administration from Samford University in Birmingham, Ala. He is a registered professional engineer in Alabama.

-- more --

Wisconsin Energy Corp.

Prior to assuming his current position, he was CEO and managing director of Mirant Asia-Pacific Limited in Hong Kong. While in Asia, he was responsible for construction of 1,200 MW of coal-based generation in the Philippines. Earlier, Kuester was vice president-Power Generation and Delivery for Mississippi Power Company. Prior to his assignment in Mississippi, he was engineering manager-Nuclear Plant Support, for Southern Company Services in Birmingham. Kuester also served as vice-president-Investor Relations in Southern Company's New York office.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy, and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9.2 billion in assets.

###